EXHIBIT 2.1

TODTMAN, YOUNG, NACHAMIE,
 HENDLER & SPIZZ, P.C.
Attorneys for Lescarden, Inc.,
Debtor and Debtor-in-Possession
425 Park Avenue
New York, New York 10022
(212) 754-9400
Arthur Goldstein (AG-8735)


UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
- - - - - - - - - - - - - - -X

In re:
                              Chapter 11
LESCARDEN, INC.,
                              Case No. 96 B 42485 (JLG)
               Debtor.

- - - - - - - - - - - - - - -X







                   AMENDED DISCLOSURE STATEMENT
                   ----------------------------






                              TODTMAN, YOUNG, NACHAMIE,
                               HENDLER & SPIZZ, P.C.
                              Attorneys for Lescarden, Inc.,
                              Debtor and Debtor-in-Possession
                              425 Park Avenue
                              New York, New York 10022
                              (212) 754-9400
                              Arthur Goldstein (AG-8735)

                        TABLE OF CONTENTS
                        -----------------
I.
INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . .  2

II.
VOTING INSTRUCTIONS AND CONFIRMATION OF PLAN . . . . . . . . .  3
     A.  Manner of Voting On Plan. . . . . . . . . . . . . . .  3
     B.  Claim Holders Entitled To Vote. . . . . . . . . . . .  4
     C.  Classes Impaired Under The Plan . . . . . . . . . . .  4
     D.  Vote Required For Class Acceptance. . . . . . . . . .  4

III.
GENERAL OVERVIEW OF PLAN DISTRIBUTIONS . . . . . . . . . . . .  4

IV.
GENERAL BACKGROUND INFORMATION REGARDING LESCARDEN, INC. . . .  6
     A.  Events Leading to Chapter 11 Filing and History
               of the Company. . . . . . . . . . . . . . . . .  6
          1.   Introduction. . . . . . . . . . . . . . . . . .  6
          2.   Scientific Background; Background of CATRIX<F1>  8
          3.   Metastatic Renal Cell Cancer. . . . . . . . . .  8
          4.   Healing Decubitus Wounds. . . . . . . . . . . .  9
          5.   Pre-Clinical Studies of CATRIX<F1>  . . . . . .  9
          6.   Human Clinical Trials Conducted With CATRIX<F1>
               and CATRIX<F1> -S . . . . . . . . . . . . . . .  9
          7.   Phase I Trials. . . . . . . . . . . . . . . . . 10
          8.   Phase II and Phase III Trials . . . . . . . . . 10
          9.   Trials Involving Decubitus Ulcers . . . . . . . 10
          10.  Patents and Proprietary Technology. . . . . . . 10

V.
THE POST-PETITION OPERATIONS . . . . . . . . . . . . . . . . . 11

VI.
POST-CONFIRMATION OPERATIONS . . . . . . . . . . . . . . . . . 11

VII.
THE CHAPTER 11 PROCESS . . . . . . . . . . . . . . . . . . . . 12
     A.  The Chapter 11 Case . . . . . . . . . . . . . . . . . 12
     B.  Appointment Of General Unsecured Creditors
          Committee. . . . . . . . . . . . . . . . . . . . . . 12

VIII.
THE DEBTOR'S PLAN OF REORGANIZATION. . . . . . . . . . . . . . 12
     A.  Classification Of Claims And Interests. . . . . . . . 12
          1.   Class 1:  Administration Expense Claims . . . . 13
          2.   Class 2:  Priority Claims . . . . . . . . . . . 13
          3.   Class 3:  Tax Claims. . . . . . . . . . . . . . 13
          4.   Class 4:  Secured Claims. . . . . . . . . . . . 14
          5.   Class 5:  Unsecured Claims. . . . . . . . . . . 14
          6.   Class 6: Equity Interests . . . . . . . . . . . 14
     B.  Treatment Of Claims And Interests Under The Plan
          And Designation Of Impairment And Unimpaired
          Classes.   . . . . . . . . . . . . . . . . . . . . . 14
          1.   Definition of "Impairment". . . . . . . . . . . 14
          2.   Party Responsible For Distributions . . . . . . 14
          3. Treatment of Administrative Expense Claims, Allowed Priority Claims, Tax Claims and
               Secured Claims. . . . . . . . . . . . . . . . . 14
          4.   Treatment of General Unsecured Claims . . . . . 14
          5.   Treatment of Equity Interests . . . . . . . . . 16
     C.  Certain Other Provisions Of The Plan. . . . . . . . . 16
          1.   Time and Manner of Distributions Under the
               Plan. . . . . . . . . . . . . . . . . . . . . . 16
          2.   Executory Contracts and Unexpired Leases. . . . 16
          3.   Disputed Claims . . . . . . . . . . . . . . . . 16
          4.   Preferences . . . . . . . . . . . . . . . . . . 17
          5.   Retention of Jurisdiction . . . . . . . . . . . 17
          6.   Discharge . . . . . . . . . . . . . . . . . . . 18
          7.   Exculpations. . . . . . . . . . . . . . . . . . 19
          8.   Funding the Plan. . . . . . . . . . . . . . . . 19

IX.
"BEST INTEREST" OF UNSECURED CREDITORS . . . . . . . . . . . . 20

X.
FINANCIAL STATEMENT. . . . . . . . . . . . . . . . . . . . . . 21
     A.  Pro-Forma Post-Confirmation Statements. . . . . . . . 21
     B.  Post-Petition Operations. . . . . . . . . . . . . . . 21

XI.
ACCEPTANCE AND CONFIRMATION. . . . . . . . . . . . . . . . . . 21
     A.  Acceptance. . . . . . . . . . . . . . . . . . . . . . 22
     B.  Non-Acceptance "Cramdown" . . . . . . . . . . . . . . 22
     C.  Alternatives to the Plan. . . . . . . . . . . . . . . 23

XII.
FEDERAL INCOME TAX CONSEQUENCES. . . . . . . . . . . . . . . . 24
     A.  Possible Tax Effect On Debtor . . . . . . . . . . . . 25
          1.   Non Recognition of Gain or Loss . . . . . . . . 25
     B. Possible Tax Effects On The Creditors Of The Debtor. . 25

XIII.
MANAGEMENT OF THE COMPANY. . . . . . . . . . . . . . . . . . . 25

XIV.
VOTING INSTRUCTIONS. . . . . . . . . . . . . . . . . . . . . . 26

CONCLUSION . . . . . . . . . . . . . . . . . . . . . . . . . . 26

TODTMAN, YOUNG, NACHAMIE,
 HENDLER & SPIZZ, P.C.
Attorneys for Lescarden, Inc.,
Debtor and Debtor-in-Possession
425 Park Avenue
New York, New York 10022
(212) 754-9400
Arthur Goldstein (AG-8735)


UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
- - - - - - - - - - - - - - -X

In re:
                              Chapter 11
LESCARDEN, INC.,
                              Case No. 96 B 42485 (JLG)
          Debtor.

- - - - - - - - - - - - - - -X


                   AMENDED DISCLOSURE STATEMENT
                   ----------------------------

     On May 7, 1996, Lescarden, Inc. ("Debtor"; "Lescarden"; or "Company") filed a Petition under Chapter 11 of the Bankruptcy
Code. An Order for Relief under Chapter 11 of the Bankruptcy Code was entered upon such filing. Subsequent to the entry of the Order for Relief, Debtor has remained in possession of its assets and has continued to own, operate and manage its business pending the approval of a Plan of Reorganization in accordance with the provisions of the Bankruptcy Code (11 U.S.C. Section 101 et. seq.) (the "Code").

     Pursuant to 1125 of the Code, the Debtor now files this Amended Disclosure Statement dated March 12, 1997 (the "Disclosure Statement") along with the proposed Plan of Reorganization dated January 15, 1997 (the "Plan") previously filed to be submitted following approval of the Disclosure Statement to holders of claims or interests with respect to the Debtor and its assets.

                               I.
                          INTRODUCTION
                          ------------
     Debtor provides this Disclosure Statement to all its known creditors and other parties in interest in order to disclose information deemed by the Debtor to be material, important and necessary for its creditors to arrive at a reasonably informed decision in exercising their rights to vote for acceptance of the Plan previously on file with the United States Bankruptcy Court for the Southern District of New York (the "Court"). A copy of the Plan accompanies this Disclosure Statement as Exhibit "1"<F1>

     By order of the Bankruptcy Court dated March 17, 1997, this
Disclosure Statement has been approved as containing "adequate information" for creditors and stockholders of the Debtor in accordance with Section 1125(b) of the Code. Pursuant to Section 1125(a)(1) of the Code, "adequate information" is defined as:

          ". . . information of a kind, and in sufficient detail, as far as is reasonably practical in light of the nature and history of the debtor and the condition of the debtor's books and records, that would enable a hypothetical reasonable investor typical of holders of claims or interests of the relevant class to make an informed judgment about the plan, but adequate information need not include such information about any other possible or proposed plan;"

     The Court approval, however, does not constitute a recommendation by the Court either for or against the Plan. No statements or information concerning the Plan and the transactions contemplated thereby have been authorized, other than the statements and information set forth in this Disclosure Statement. All other statements regarding the Plan and the transactions contemplated, whether written or oral, are unauthorized. Any capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms under the Code or the Plan.

     The Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan for April 30, 1997 at 11:00 A.M. at the United States Bankruptcy Court located at One Bowling Green, New York, NY 10004. This hearing may be adjourned from time to time without further notice other than by announcement in Court on the scheduled date of such hearing. At that hearing, the Court will consider whether the Plan satisfies the various requirements of the Code, including whether the Plan is feasible and whether it is in the best interest of the creditors. The Court will then also receive and consider a ballot report prepared by the Debtor concerning the votes for acceptance or rejection of the Plan by the parties entitled to vote.

     No representations concerning the Debtor, the estimated value of the Debtor's property and/or the estimated assets to be generated from the liquidation of Debtor's assets, are authorized by the Debtor other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance which are other than as contained in this Disclosure Statement, should not be relied upon by you in casting your vote with respect to the Debtor's proposed Plan.

     The Debtor and the Committee believe that the Plan provides the greatest and earliest possible recoveries to all creditors. They believe that acceptance of the Plan is in the best interest of all creditors and recommend that they vote to accept the Plan.

     NO INDEPENDENT VERIFICATION OF THE CONTENTS OF THIS DISCLOSURE STATEMENT AND THE EXHIBITS HERETO HAS BEEN MADE BY THE FIRM OF TODTMAN, YOUNG, NACHAMIE, HENDLER & SPIZZ, P.C., BANKRUPTCY COUNSEL FOR THE DEBTOR. ALL CREDITORS AND OTHER PARTIES AFFECTED BY THE PLAN ARE URGED TO CONSULT THEIR OWN COUNSEL AS TO THE PROVISION AND EFFECT OF THE PLAN.

     The Disclosure Statement contains only a summary of the Plan and it is recommended that all creditors and other parties in interest review the full text of the Plan and exhibits and this Disclosure Statement, in addition to the other documents and information referenced herein, prior to determining whether to vote to accept or reject the Plan.

                              II.
          VOTING INSTRUCTIONS AND CONFIRMATION OF PLAN
          --------------------------------------------
A.  Manner of Voting On Plan.
    ------------------------
     Before voting, this Disclosure Statement as well as the Plan should be read in its entirety. You should use only the ballots sent to you with this Disclosure Statement to cast your vote for or against the Plan.

     If you hold a Class 5 or 6 Claim, included in the package of materials forwarded to you along with the Disclosure Statement and Plan is a ballot in the form of Exhibit "2" attached hereto for your acceptance or rejection of the Plan. You should complete, date and sign your ballot and return it to Todtman, Young, Nachamie, Hendler & Spizz, P.C., Attention: Arthur Goldstein, Esq., 425 Park Avenue, New York, New York 10022, attorneys for Debtor. All ballots must be received by 5:00 P.M. on April 21, 1997. Any ballot which is properly executed but does not indicate acceptance or rejection of the Plan shall be deemed to be an acceptance of the Plan.

B.  Claim Holders Entitled To Vote.
    ------------------------------
     Subject to the exceptions provided below, any claim holder whose claim is impaired under the Plan is entitled to vote if either (i) its claim has been scheduled by Debtor and such claim is not scheduled as disputed, contingent or unliquidated, or (ii) such claim holder has filed a proof of claim with respect to a disputed claim.

     A holder of a disputed claim is not entitled to vote on the Plan unless the Bankruptcy Court, upon motion of the creditor whose claim has been objected to, temporarily allows the claim in an estimated amount which it deems proper for the purpose of voting to accept or reject the Plan. Any such motion must be heard and determined by the Bankruptcy Court prior to the date established by the Bankruptcy Court as the final date to vote on the Plan. In addition, a vote may be disregarded if the Bankruptcy Court determines that the acceptance or rejection of the Plan by the creditor is not solicited or procured in good faith or in accordance with the provisions of the Code.

C.  Classes Impaired Under The Plan.
    -------------------------------
     Claim holders identified as Class 5 and Class 6 are impaired under the Plan and are eligible, subject to the limitations set forth above, to vote to accept or reject the Plan.

     Any controversy as to whether any claim holder or class of claim holders is impaired under the Plan shall, after notice of any hearing, be determined by the Bankruptcy Court.

D.  Vote Required For Class Acceptance.
    -----------------------------------
     The Bankruptcy Code defines acceptance of a Plan of Reorganization by (i) a class of claims, in Section 1126(c) as the acceptance by holders of at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the allowed claims of such class that has actually voted to accept or reject a proposed plan of reorganization; and (ii) a class of interests in Section 1126(d) as the acceptance by holders of at least two-thirds (2/3) in amount of the allowed interests of such class that actually voted to accept or reject a proposed plan of reorganization.

                              III.
             GENERAL OVERVIEW OF PLAN DISTRIBUTIONS
             --------------------------------------
     Detailed elsewhere in this Disclosure Statement is a description of the technical aspects of the classification of claims and equity interests, the relative allocations of property to holders of such claims and interests, the methodology as to how such property is to be distributed, the risk inherent in the proposed Plan, and the applicable bankruptcy and tax consequences of the proposed reorganization. However, the Debtor believes that a broad overview of what creditors and stockholders are, in the opinion of the Debtor, likely to receive under the Plan, will be helpful for your consideration of whether you wish to accept or reject the Plan.

     While not exhaustive, the list below may help you identify what class your claim or interest falls into.

                            TABLE 1:
                    QUICK REFERENCE GUIDE TO
             CLASSIFICATION OF CLAIMS AND INTERESTS

Class        General Description             Examples
-----        -------------------             --------
Class 1      Fees to professional persons    Attorneys fees
Claims       as allowed by the Court

Class 2      Secured or unsecured            Claims for services
Claims       obligation of the Debtor-in-    rendered and goods
             Possession arising subsequent   sold or delivered to
             to 5/7/96                       Debtor-in-Possession

Class 3      Pre-petition tax liabilities    Income tax
Claims

Class 4      Claims secured by valid         Liens on assets
Claims       security interests in
             Debtor's property

Class 5      Unsecured Claims.  Any pre-     Goods sold and
Claims       5/7/96 general unsecured        delivered or
             claim against the Debtor or     services rendered
             claims arising out of           prior to 5/7/96 and
             rejection of pre-petition       rejection of lease
             contract or lease               or contract claims

Class 6      Presently issued and
Claims       outstanding shares of common
             stock, warrants and options
             of Lescarden, Inc.

     In order to obtain some sense of what you are likely to receive under the Plan with respect to your Claim, the Debtor has prepared and has set forth below, what a hypothetical creditor holding an Allowed Claim in each of the classes of claims is likely to receive under the Plan, and what a hypothetical shareholder holding an Allowed Equity Interest is likely to receive under the Plan.

                            TABLE 2
                 TOTAL PROJECTED DISTRIBUTIONS
                  UNDER PLAN OF REORGANIZATION

                                                Projected Present
                                               Value Distribution
                        Kind of Property        As Percentage of
Class                 Distributed to Class<F2>    Allowed Claim
-----                 --------------------        -------------
Class 1                        Cash                    100%

Class 2                        Cash                    100%

Class 3                        Cash                    100%

Class 4                        Cash                    100%

Class 5                       Stock                    100%

Class 6                        None                     N/A

                              IV.
                 GENERAL BACKGROUND INFORMATION
                   REGARDING LESCARDEN, INC.
                   -------------------------
A.  Events Leading to Chapter 11 Filing and History of the Company.
    --------------------------------------------------------------
     1. Introduction. Lescarden, Inc. is a publicly held Company, whose Company stock is traded in the over-the-counter market under the symbol "LCAR". Prior to the filing of its Chapter 11 Case, the number of holders of record of Lescarden's 11,822,010 shares of common stock outstanding was approximately 600. The Debtor's corporate offices are located at 420 Lexington Avenue, Suite 2025-28, New York, New York 10170.

     Since Lescarden's conception, the Company has primarily devoted its resources to fund research, drug discovery and development. In addition, the Company licenses its technology for commercialization by other companies and, in the fiscal year ended May 31, 1995, the Company began sales of its proprietary bovine cartilage material, "BIO-CARTILAGE<F3>", to a food supplement distributor for sale through nutritional food supplement stores in the United States.

     Lescarden, Inc. continues to develop and seek government approval to market and sell its proprietary CATRIX<F3> material, a cartilage derived therapeutic agent which the Company believes has demonstrated promising results in the treatment of metastatic renal cell cancer (as well as certain other diseases). The therapeutic effects of CATRIX<F3> were discovered by one of the Company's founders in connection with the treatment of various human malignancies, the healing of surgical wounds and the control of tissue inflammation.

     The Company has an Investigational New Drug ("IND") exemption from the U.S. Food and Drug Administration ("FDA") and the Canadian Health Protection Branch ("HPB") for the experimental treatment of metastatic renal cell cancer in humans. Prior to obtaining the IND, the Company completed all pre-clinical studies and Phase I clinical trials relating to the safety of CATRIX<F3> . It is now conducting Phase II human clinical trials at two major teaching hospitals, one in New York State and the other in Montreal to establish the efficacy of CATRIX<F3> in the treatment of metastatic renal cell cancer.

     On completion of the Phase II and subsequent Phase III trials, the Company intends to submit a New Drug Application ("NDA") to the FDA and New Drug Submission ("NDS") to the HPB for approval to market and commercially ship CATRIX<F3> for the treatment of metastatic renal cell cancer. The Company anticipates that the NDA and NDS will be filed in approximately four to five years.
Approval by the FDA and HPB may require an additional one to three years, although the FDA and HPB can accelerate the process.

     In October 1989, the Company granted an exclusive license to Donell, Inc. ("Donell") to manufacture and sell topical products formulated with CATRIX<F3> . Donell was marketing a CATRIX<F3> -based topical cream product to relieve the skin redness and irritation which frequently accompanies the use of Retin-A, a product and registered trademark of Johnson & Johnson. Donell, Inc. was also producing a lip balm containing CATRIX<F3> for use in preventing chapped lips as well as preventing and healing cold sores. Donell was required to pay a quarterly royalty fee to the Company on sales of this product (and any other CATRIX<F3> containing products which it sells) and to purchase its CATRIX<F3> supplies exclusively from the Company. Subsequent to the Filing Date, the license Agreement with Donell was terminated by mutual agreement due to Donell's inability to meet its quarterly royalty obligations.
Donell has agreed to pay the Company past due royalty fees aggregating $18,000 by June 30, 1997.

     In October, 1994, the Company licensed Orphan Medical, Inc. to seek FDA approval for the use of pure CATRIX<F3> powder in treating decubitus ulcers (the pressure sores experienced by some diabetics and the chronically bed-ridden). Current treatment for these lesions involves improved hygiene, nutrition and nursing care. The Company believes that the ability to provide an active agent to accelerate the healing process represents a clear business opportunity in a significant market with a demonstrated need for a more effective therapy. On January 2, 1997, the Company amended the License Agreement with Orphan Medical, Inc., wherein Orphan

Medical, Inc. was granted the additional right to manufacture, sell and otherwise market topical products using CATRIX<F3> material for all topical human use (i.e., gels, ointments, salves, lotions and the like), other than cosmetic products using CATRIX<F3> .

     The Company has and shall continue to focus a significant portion of its resources on obtaining approval for the use of CATRIX<F3> in treating metastatic renal cell cancer and decubitus ulcers, with an ultimate goal of marketing the product, directly or through another organization. Moreover, the Company intends to devote a portion of its future resources on the continuing development of marketing plans for its food supplement products.

     2. Scientific Background; Background of CATRIX<F3> . In the early 1950's one of the Company's co-founders discovered that cartilage powder significantly hastened the healing of surgical wounds in animals. During early wound healing experiments, it was noted that the margins of the surgical wounds treated with CATRIX<F3> were less red and swollen than those of the controls. This observation led the discoverer to the application of CATRIX<F3> to various inflammatory diseases, systemic and topical. One inflammatory condition that was successfully treated was psoriasis, a condition caused by an overproduction of skin cells. In certain ways, psoriasis resembles the uncontrolled growth of cancer cells. Based on the aforementioned information as well as encouraging results from animal cancer studies, the discoverer believed that CATRIX<F3> could be successfully applied in the treatment of human cancer.

     The Company believes that CATRIX<F3> acts as a biological response modifier, regulating the activity of important components of the immune system. Other observed effects of CATRIX<F3> include:

          -acceleration of wound healing;
          -inhibition of excessive vascularization of certain tissues;
          - inhibition of proliferation of malignant cells; and -(in vitro) moderation of excessive collagen synthesis by fibroblast cells.

     3. Metastatic Renal Cell Cancer. Metastatic renal cell cancer (which is the spread of a primary kidney cancer to other organs) is a particularly lethal form of cancer afflicting approximately 10,000 individuals per year in the United States and Canada. Only eight to twenty percent of the metastatic renal cell cancer patients survive two years after diagnosis. The patient's chance of overcoming the disease is dependent upon how advanced the disease is at the time of diagnosis. The disease originates as a tumor in the kidney. After a certain stage in tumor growth, metastasis, or spread of cancerous cells to other body organs, occurs. Conventional treatment generally involves removal of the diseased kidney followed by radiation or chemotherapy to affect reduction of the secondary tumors or metastases.

     It has recently been recognized that renal cell cancers may be responsive to treatment with some cytokines such as interleukin-2. Cytokines are intimate components of the body's immune system, the integrity of which system is important in defending the body against many forms of cancer. Interleukin-2 is somewhat effective in treating renal cell cancer but its usefulness is limited by its significant toxicity. The Company believes that CATRIX<F3> , with its ability to modulate the body's immune system and its non-toxic properties, is promising as a treatment for this devastating disease.

     4. Healing Decubitus Wounds. Decubitus ulcers, or pressure sores, are a scourge of the infirmed elderly, diabetic and generally immobile, wheel chair limited patient. Current therapy includes removal of the dead tissue around the ulcer, good hygiene, and nutrition and nursing care. Given the ever increasing elderly population in the United States and the costs of specialized medical treatment, a product such as CATRIX<F3> , which appears to promote wound healing, will, the Company believes, be sought after by the medical community.

     In pursuit of this therapeutic application, the Company granted a license in October 1994, to Orphan Medical Inc. of Minnetonka, Minn. The license entitles Orphan to use CATRIX<F3> powder in clinical trials and assessing its efficacy in the treatment of wounds. In August 1996, Orphan filed a 510(k) device application with the FDA and has since commenced Phase II/III human clinical trials. On January 15, 1997, the FDA advised Orphan Medical, Inc. that the 510(k) device application was approved. Under the license agreement, Orphan is required to pay Lescarden certain license fees, and upon securing marketing approval from the FDA, to pay a royalty on all sales and to purchase all CATRIX<F3> powder from the Company.

     5. Pre-Clinical Studies of CATRIX<F3> . During the 1970's, the Company conducted a wide range of pre-clinical laboratory and animal studies to assess the potential safety and efficacy of CATRIX<F3> . The results of these studies were submitted to the FDA and HPB as part of the Company's application for the IND exemption, approval of which is required prior to the commencement of human clinical trials. In 1985, the FDA granted the Company's request for an IND exemption for the application of CATRIX<F3> in the treatment of scleroderma, a rare skin disease. Shortly thereafter, the IND exemption was expanded to include the application of CATRIX<F3> for various forms of cancer, including metastatic renal cell cancer.

     6.   Human Clinical Trials Conducted With CATRIX<F3>  and CATRIX<F3> -
S. Since approval of the Company's IND, it has completed Phase I clinical trials and is conducting Phase II clinical trials. The
Company's clinical trials involve the administration of CATRIX<F3> capsules to solid tumor cancer patients.

     7. Phase I Trials. The objective of the Company's Phase I trials (involving the initial introduction of CATRIX<F3> into human subjects) was to test for safety, side effects, dosage tolerance, metabolism and clinical pharmacology. Initial testing was conducted on patients with advanced cancers that were unresponsive to other forms of therapy. Regulatory authorities require that new cancer therapies be administered in patients who have failed conventional therapy and that some indication of efficacy be shown before the drug can be used as the "drug of choice" in earlier stage patients (i.e., in Phase II trials).

     8. Phase II and Phase III Trials. The Company is currently engaged in two Phase II trials. Phase II trials involve well controlled tests in a larger (but still limited) patient population to determine the efficacy of the drug for specific indications, to determine optimal dosage and to identify possible side effects and safety risks.

     Upon completion of the Phase II trials the Company will meet with the FDA and the HPB for authorization to commence Phase III trials to evaluate the overall risks and benefits of CATRIX<F3> in relation to the treated disease and in light of other available therapies. Following this further evaluation of efficacy and safety, the Company will file its NDA and NDS.

     9. Trials Involving Decubitus Ulcers. Given the safety and efficacy shown in the Company's pre-clinical and clinical trials to date, the Company believes that following preparations and submissions of the appropriate application for use of CATRIX<F3> in decubitus ulcer, Orphan Medical may receive approval from the FDA to proceed directly to Phase III trials after a small pilot study of 15 to 20 patients, which is scheduled to begin in January 1997. Thereafter, Orphan Medical expects to conduct a study of approximately 150 patients in at least two universal medical centers to complete its Phase III clinical trials for this application.

     10. Patents and Proprietary Technology. The Company was granted and owns, by assignment, several United States patents, some of which have expired. The Company also holds several patents in various foreign countries.

     Since inception, the Company's working capital has been provided primarily from the sale of equity securities, from borrowings from its officers, directors, shareholders and from outside investors and, in recent years, from revenues from licensing fees and product sales. On June 2, 1994 Dr. John F. Prudden, one of the Company's founders and former chairman, instituted an arbitration proceeding against the Company before the American Arbitration Association. Dr. Prudden instituted this arbitration proceeding, pursuant to the terms of a Consultancy Agreement with the Company, asserting that "Lescarden [has] breached the agreements [with him and he seeks] an award of damages [for] consulting fees, life insurance payments, expense reimbursement and pension payments." In September 1995, the Arbitrator ruled in favor of Dr. Prudden on several of his claims. The Arbitrator awarded Dr. Prudden monetary damages of $381,250 together with warrants to purchase 937,651 shares of common stock at an exercise price of $.15625 per share the market value at December 31, 1993. Thereafter the Company sought reconsideration which the Arbitrator denied. In April 1996 New York State Supreme Court, New York County confirmed the arbitration award. In addition, the Company had notes payable totalling $1,013,000 with interest at rates ranging between ten (10%) percent and thirteen and one-half (13.5%) percent per annum, of which $260,000 was past due and $753,000 due on December 31, 1996. As of the Filing Date, the Company did not have the cash or the means to raise the cash required to satisfy the arbitration award or the notes payable. As a result, the Company was compelled to file its petition for reorganization on May 7, 1996.

                                V.
                   THE POST-PETITION OPERATIONS
                   ----------------------------
     As indicated previously, the Debtor was compelled to file its petition for reorganization as a result of (i) an arbitration award confirmed by the New York State Supreme Court in the amount of $381,250.00; and (ii) outstanding notes payable. Since its inception, the Company has been unprofitable and has continued to incur operating losses since the Filing Date. The Company has sustained net losses of approximately $13,000,000 from its inception to November 30, 1996. The Debtor expects that its revenues will increase in the foreseeable future from the following sources:

                    CATRIX<F3>  sales
                    POLY-Nag sales
                    Royalties
                    Cosmetic preparations
                    License fees

                               VI.
                   POST-CONFIRMATION OPERATIONS
                   ----------------------------
     The Company expects that its revenues shall increase in the next eighteen (18) months as a result of increased sales of its proprietary products BIO-CARTILAGE<F3>, POLY-Nag<F5> and CATRIX<F3> ; and corresponding increases in License Fees and Royalty income.

                              VII.
                     THE CHAPTER 11 PROCESS
                     ----------------------
A.  The Chapter 11 Case.
    -------------------
     The Chapter 11 case is being administered by the Bankruptcy Court, with the Debtor conducting its business as debtor-in-possession subject to the approval of the Bankruptcy Court when necessary. No trustee has been appointed in the Chapter 11 case. Certain aspects of the Chapter 11 case is summarized below.

B.  Appointment Of General Unsecured Creditors Committee.
    ----------------------------------------------------
     An Official Committee of Unsecured Creditors (the "Committee") for the Debtor was appointed by the United States Trustee pursuant to Section 1102 of the Code. The Committee is currently comprised of:

Chairman:
--------
Charles T. Maxwell
33 Oriole Avenue
Bronxville, NY 10708
c/o Deutsche Morgan
Grenfel/C.J. Lawrence, Inc.
31 West 52nd Street
New York, NY 10019

First Unitarian Church
50 Monroe Place
Brooklyn, NY 11201
c/o The Segal Company
Attn:  James R. Gunning
One Park Avenue
New York, NY 10016-5898

William T. Sherman, Ph.D.
309 Maple Avenue
PO Box 456
Neshanic Station, NJ 08853

Peter B. Ruffin
755 Forest Hills Drive
Wilmington, NC 28403

Martin Rosenberg, Ph.D.
36 Oliver Street
Brooklyn, NY 11209

William F. Gerry
25 East 86th Street
New York, NY 10028



     Representatives of the Debtor and the Committee have engaged in extensive negotiations aimed at formulating a consensual plan for the Debtor. The Plan is the result of an extensive negotiating process between the Debtor and the Committee and is fully supported by the Committee. THE COMMITTEE HAS AGREED TO THE DEBTOR'S PROPOSED PLAN AND SUPPORTS ITS ACCEPTANCE BY THE DEBTOR'S IMPAIRED CLASSES.

                             VIII.
              THE DEBTOR'S PLAN OF REORGANIZATION
              -----------------------------------
A.  Classification Of Claims And Interests.
    --------------------------------------
     The Plan defines and classifies "Claims" and "Equity Interest" separately in accordance with the Code and provides different treatment for different classes of Claims or Equity Interests. The treatment provided for Allowed Claims under the Plan is in full settlement, satisfaction and discharge of all such Claims. The Plan, if confirmed, will be binding upon the Debtor, its creditors and Equity Interests. Upon confirmation of the Plan the Debtor will be discharged from all Claims that arose before confirmation of the Plan, except for payments and distributions provided for in the Plan or in the Confirmation Order. All creditors and interest holders are urged to carefully read the Plan.

     1. Class 1: Administration Expense Claims. Administration Expense Claims are Claims against the Debtor for any costs or expenses of the Chapter 11 case allowable under Section 502(f) or 503(b) of the Code, including all actual and necessary expenses for the preservation of the Debtor's estate, operations of the Debtor's business, compensation or reimbursement of expenses to the extent allowed under the Bankruptcy Code, the unpaid quarterly fees due the Office of the United States Trustee, and any other Claims entitled to priority under Section 507(a) of the Code. Administration Claims shall be paid in full, in cash, on the Effective Date or, if any such claim becomes Allowed after the Effective Date, as soon as practicable after such claim becomes Allowed. Any fees due and owing to the United States Trustee shall be paid on the Effective Date, or as soon thereafter as is practicable. Each holder of an Allowed Administrative Expense Claim, other than a Claim for compensation of Professional fees or reimbursement of expenses, that has not been paid in full prior to the Effective Date in the ordinary course of business will be paid in full, in Cash, on the Effective Date, or such Claim may be satisfied upon such other terms as may be agreed upon by the Debtor and the holder of such Claim. The Debtor estimates that the Administrative Expense Claims (including counsel and accountants for the Debtor and the United States Trustee's Fees) will be approximately $70,000 through the Confirmation Date.

     2. Class 2: Priority Claims. Priority claims are any claims against the Debtor entitled to priority in accordance with
Section 507(a) of the Bankruptcy Code (other than an Administrative Expense Claim or a Tax Claim). On or before the Effective Date, the Debtor shall pay to each holder of a Priority Claim, in cash, the full amount of such Allowed Priority Claim. The Debtor does not believe that there are any Allowed Priority Claims.

     3. Class 3: Tax Claims. Tax Claims are any Claims against the Debtor entitled to priority in accordance with Section 507(a)(7) of the Code, including unsecured claims of governmental units for taxes. On or before the Effective Date, or as soon thereafter as is practicable, the Debtor shall pay to each holder of a Tax Claim which is an Allowed Claim, in Cash, the full amount of such Tax Claim or, if any such Claim becomes Allowed after the Effective Date, as soon as practicable after such Claim becomes Allowed. The Debtor does not believe there are any Tax Claims.

     4. Class 4: Secured Claims. This Class consists of the holders of all Secured Claims and includes equipment lessors. These creditors are not impaired and will be paid in full or in accordance with their lease agreement as the case may be. The Debtor does not believe that there are any claims in this class.

     5. Class 5: Unsecured Claims. Class 5 consists of the holders of all unsecured claims against the Debtor. These claims are a result of unsecured claims that existed against the Debtor at the time of the filing of the petition as well as claims that have resulted from the rejection of executory contracts including leases which the Debtor may have rejected during this Chapter 11 proceeding. The Debtor estimates that the unsecured claims shall total approximately $2,161,500.

     6. Class 6: Equity Interests. Class 6 is comprised of the Options and holders of all of the issued and outstanding shares of common stock of the Debtor. On the Confirmation Date, as that term is defined in the Plan, all shares of stock of the Debtor, common or otherwise, outstanding as of the Confirmation Date, shall remain outstanding, with the holders of record receiving no distribution, dividend or other payment under the Plan.

B. Treatment Of Claims And Interests Under The Plan And Designation Of Impairment And Unimpaired Classes.
    ----------------------------------------------------
     1. Definition of "Impairment". A class of claims is not impaired under the Plan if the holders of claims of such class receive cash or other property equal to the allowed amount of their claims as of the Effective Date of the Plan. A class of claims is impaired under the Plan if the holders of such class do not receive cash or other property equal to the "Allowed Amount" of their claims as of the Effective Date of the Plan.

     2. Party Responsible For Distributions. The Debtor shall be responsible for making distributions to creditors under the Plan. The Debtor estimates that the total amount of cash required on the Effective Date to fund the Plan of Reorganization is approximately $30,000.

     3. Treatment of Administrative Expense Claims, Allowed Priority Claims, Tax Claims and Secured Claims. The Plan provides that holders of Classes 1, 2, 3 and 4 claims consisting of Administrative Expense Claims, Priority Claims, Tax Claims and Secured Claims will be paid the Allowed amount of their respective Claims in full, in Cash, on the Effective Date or, if any such Claim becomes Allowed after the Effective Date, as soon as practicable after such Claim becomes Allowed. Consequently, Classes 1, 2, 3 and 4 Claims are not impaired.

     4. Treatment of General Unsecured Claims. Class 5 Claims consist of those claims against the Debtor which are Unsecured

Claims not entitled to priority status. The members of this Class are impaired. These Claims are the result of the Claims which arose prior to the filing of the Debtor's Chapter 11 proceeding or as a result of the rejection by the Debtor of executory contracts or leases during the Chapter 11 proceeding. The Plan provides that holders of outstanding Allowed Class 5 Claims shall receive, on the Confirmation Date, in full settlement, release and discharge of his or its respective allowed claim against the Debtor, common stock of the Company in an amount equal to the Allowed Claim divided by the value of the common stock as set forth below. For purposes of determining the number of shares of common stock to be issued to the holders of Allowed Class 5 Claims, the value of the common stock to be issued shall be the greater of: (i) $.40 per share; or
(ii) the average between the highest and lowest quoted bid and asked prices of the common stock in the over-the-counter market, as reported by the National Quotation Market for the ten (10) business days concluding ten (10) days prior to the Confirmation Date. The Company expects that the value of the common stock to be issued to the holders of Class 5 Claims shall be greater than $.40 per share. However, in the event the common stock is valued at less than $.40 per share, the holders of Allowed Class 5 Claims shall be receiving common stock of the Company of a value that is less than the full amount of their Allowed Claim<F4>. With respect to the shares of common stock to be issued to the holders of Allowed Class 5 Claims, thirty (30%) percent of such shares shall be freely tradeable immediately upon issuance and seventy (70%) percent of such shares of which shall be restricted and not tradeable or assignable except by operation of law for a period of two (2) years and pursuant to the requirements of Rule 144 of the Securities and Exchange Commission, after which such shares shall be freely tradeable without restriction.

          With respect to the Company's common stock:

          (a) Upon issuance of the common stock, the recipients thereof shall have all the rights and privileges of the Company's shareholders under the Company's charter and bylaws, including the right to vote on the basis of one (1) vote for each share owned.

          (b) The Company cannot provide any assurances that additional shares of common stock may not be issued in the future. In the event additional shares are issued, the present shareholder's equity interest may be further diluted.

               (c) The Company has never issued dividends to shareholders and does not anticipate that dividends shall be issued in the future.

     5. Treatment of Equity Interests. Class 6 Claims consist of the holders of Options and of the common stock in the Company. Claimants in this class are impaired. In accordance with the Plan, the Debtor shall be issuing to unsecured creditors, common stock which, assuming a valuation of $0.40 per share when issued, shall constitute approximately thirty-one (31%) of all issued and outstanding shares of common stock of Lescarden, Inc.

C.  Certain Other Provisions Of The Plan.
    -------------------------------------
     The Plan contains other provisions consistent with the requirements of Chapter 11 of the Code, including provisions for the resolution of Disputed Claims, the collection and disposition of assets of the Debtor's estate and the prosecution of claims on behalf of the Debtor's estate.

     1. Time and Manner of Distributions Under the Plan. Payments to be made by the Debtor pursuant to the Plan shall be made by check drawn on a domestic bank within ten (10) days following the date on which such payment is required to be made.

     2. Executory Contracts and Unexpired Leases. The Debtor is a party to various executory contracts and unexpired leases (including equipment leases). The Plan provides that any executory contracts or unexpired leases not assumed or rejected by the Debtor with the approval of the Bankruptcy Court prior to the Confirmation date, or which are not the subject of a motion to assume or reject pending as of the Confirmation Date, shall be assumed by the Debtor upon the Confirmation Date in accordance with Section 365 of the Code. The Debtor previously filed with the Bankruptcy Court "Statements of Executory Contracts and Unexpired Leases". In the event that any such executory contracts or unexpired leases are rejected by the Debtor, holders of claims for rejection damages, if any, will be required to file proof of claims within thirty (30) days after the Confirmation Date, unless an earlier date has been set by Order of the Bankruptcy Court, in which event, the rejection claim must be filed by the date set forth in the Order. Annexed hereto as Exhibit "4" is a list of executory contracts and unexpired leases the Debtor shall be assuming upon the Confirmation Date together with the amounts required to be paid to cure arrears, if any.

     3. Disputed Claims. The Debtor is continuing to analyze the proofs of claims filed by Creditors in the Debtor's Chapter 11 case and to determine the validity of such proofs of claims. The Debtor expects to interpose objections to those claims as to which there is a dispute in respect of the validity or amount of the Claim and is in the process of communicating with many of such creditors to determine whether such objections may be resolved amicably, without the need for Bankruptcy Court intervention.

     4. Preferences. After investigation, the Debtor does not believe that there are any causes of action pursuant to Section 547 of the Code, including preference and fraudulent conveyance claims. Effective upon the Confirmation Date, the Debtor waives, releases and relinquishes any and all of its claims and rights, if any, relating to any transfers of the Debtor's property to or for the benefit of any creditor which could be avoided, recovered or subordinated pursuant to the provisions of Section 547 of the Code except for any such claims filed prior to the Confirmation Date. Each creditor of the Debtor, by and upon confirmation of the Plan, is hereby deemed to have waived, released and relinquished any and all of its claims and rights, if any, against the Debtor arising out of, or relating to its determination not to pursue, or recommend the pursuit of any action, suit or proceeding based upon potential claims and rights, if any, relating to the matter set forth in this paragraph.

     5. Retention of Jurisdiction. The Plan provides that, from and after the Confirmation Date, the Bankruptcy Court shall retain and have exclusive jurisdiction over the Debtor's Chapter 11 case for the purpose of determining all disputes and other issues presented by or arising under the Plan, including, without limitation, exclusive jurisdiction to:

               (a) To hear and determine any dispute relating to this Plan or any property described in the Plan and to enforce its provisions.

               (b) To hear and determine all issues arising out of any motions, applications, adversary proceedings or contested or litigated matters in the Chapter 11 Case pending at the Confirmation Date or commenced thereafter.

               (c) To order recovery of any assets of the Debtor, whether title is presently held in the name of the Debtor or a third party.

               (d) To hear and determine motions to approve the sale of assets of the Debtor under Section 363 of the Bankruptcy
          Code and/or the rejection or affirmance of executory contracts under Section 365 of the Bankruptcy Code.

               (e) To hear and determine all issues relating to any purchases, sales or contracts made or undertaken by the Debtor during the pendency of the Chapter 11 Case.

               (f) To hear and determine all Claims arising from the rejection of executory contracts or unexpired leases.

               (g) To hear and determine all objections to Claims filed by any party in interest, and all controversies concerning classification, allowance, valuation, liquidation, estimation, or satisfaction of Claims.

               (h) To make orders allowing amendment of the schedules filed in the Chapter 11 Case for any purpose including, without limitation, to perfect objections to Claims not previously listed as disputed, contingent or unliquidated.

               (i) To hear and determine all applications for compensation of professional and similar fees and reimbursement of expenses arising out of or relating to the case or any Claims.

               (j) To hear and determine any and all motions to abandon property of the Debtor's estate.

               (k) To make such other orders or give such directions as permitted by Section 1142 of the Bankruptcy Code.

               (l) To consider and order any modifications or amendments requested to this Plan.

               (m) To remedy any defect or omission or reconcile any inconsistency in this Plan or the order confirming the Plan in such manner as may be necessary or desirable to carry out the purposes and intent of the Plan.

               (n) To make all orders necessary or appropriate to carry out the provisions of the Plan.

               (o)  To enforce all orders previously made by the Bankruptcy
          Court.

               (p) To determine such other matters as may be provided for in the Confirmation Order or as may be authorized under the Bankruptcy Code.

     6. Discharge. Pursuant to Section 14.1 of the Plan, except as otherwise expressly provided in the Plan or the Confirmation Order, Confirmation will operate as a discharge, as of the date the Plan is confirmed, of any and all debts of or Claims against the Debtor that arose at any time before the date the Plan is confirmed, including, but not limited to, all principal and interest, whether accrued before, on or after the commencement of the Chapter 11 Case. Pursuant to the Bankruptcy Code, the discharge of the Debtor will be effective as to each Claim, regardless of whether a proof of claim was filed therefor, whether the Claim is an Allowed Claim or whether the holder thereof votes to accept the Plan. On the date the Plan is confirmed, as to every discharged debt and Claim, the creditor that held the debt or Claim will permanently be precluded from asserting against the Debtor or any of its assets any other or further Claim based upon any document, instrument, act, omission, transaction or other activity of any kind or nature that occurred prior to the date the Plan is confirmed. Without limiting the generality of the foregoing, on the date the Plan is confirmed, the Debtor will be discharged from any debt that arose before the date the Plan is confirmed and any debt of a kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, to the full extent permitted by Section 1141(d)(1)(A) of the Bankruptcy Code. Except as provided in the Plan or in the Confirmation Order, at Confirmation, all the assets of the Debtor will vest in the Debtor, free and clear of all Claims and all liens arising prior to Confirmation, except to the extent provided in the Plan.

     7. Exculpations. Pursuant to Section 15.4 of the Plan, except as otherwise expressly provided in the Plan or the Confirmation Order, neither the Debtor or the Committee nor any of their respective officers, directors, employees, agents, attorneys or accountants shall have or incur any liability to any Creditor, holder of an Equity Interest or other person for any act or omission in connection with, or arising out of the negotiation, preparation or formation of the Plan, the pursuit of Confirmation of the Plan, the consummation of the Plan or other administration of the Plan or the property to be distributed under the Plan except for willful misconduct or gross negligence, and in all respects, shall be entitled to rely upon the advice of counsel with respect to the duties and responsibilities under the Plan. The foregoing shall not, however, release the Debtor or Reorganized Debtor from, or exculpate the Debtor or Reorganized Debtor with respect to their obligations arising pursuant to the Plan.

     8. Funding the Plan. The funds required by the Debtor to fund its Plan of Reorganization will come primarily from three sources. One source will be derived from the Debtor's current and future operations. In addition, the Debtor contemplates raising $200,000 in the aggregate from investors, who shall receive in consideration of their investment, common stock of the Company in the same ratio of common stock to be distributed to the unsecured creditors. Any other funds required to fund the Plan of Reorganization will come from money received from the exercise of outstanding warrants to purchase common stock.

     The foregoing is a brief summary of the Plan and should not be relied on for voting purposes. Creditors are urged to read the Plan in full. Creditors are further urged to consult counsel, or with each other, in order to fully understand the Plan. A Plan is complex as much as it represents a proposed legally binding agreement by the Debtor. An intelligent judgment concerning such Plan cannot be made without understanding it.

                              IX.
             "BEST INTEREST" OF UNSECURED CREDITORS
             --------------------------------------
     Notwithstanding acceptance of the Plan by Creditors, in order to confirm the Plan the Bankruptcy Court must independently determine that the Plan is in the best interest of all classes of creditors and interest holders. The "best interest" test requires the Bankruptcy Court to find if the Plan provides to each member of each impaired class of Claims and interests a recovery which has a present value at least equal to the present value of the distribution which each person would receive from the Debtor if the Debtor was instead liquidated under Chapter 7 of the Code.

     The Debtor and the Committee believe that the Plan is in the best interest of all creditors, and passes the above test.

     To calculate what members of each impaired class of unsecured claims and interest would receive if the Debtor was liquidated, the Bankruptcy Court must first determine a dollar amount that would be generated from the liquidation of the Debtor ("Liquidation Fund"). The Liquidation Fund of the Debtor will consist of the proceeds of the disposition of the assets of the Debtor, augmented by the cash held by the Debtor and recoveries on actions against third parties. The Liquidation Fund would then be reduced by the cost of the liquidation. The cost of liquidation under Chapter 7 would likely include the fees of a trustee, as well as those of counsel and other professionals that might be retained by the Debtor's trustee. Also, selling expenses, unpaid expenses incurred by the Debtor during its Chapter 11 proceeding (such as fees for attorneys and accountants) which are allowed in the Chapter 7 proceeding and claims arising by reason of the trustee's rejection of obligations incurred by the Debtor during the pendency of the Chapter 11 proceeding. These claims, and such other claims as might arise in liquidation or result from the current Debtor's Chapter 11 proceeding, would be paid in full out of the Liquidation Fund before the balance of the Liquidation Fund would be made available to pay unsecured claims. The present value of the distributions out of the Liquidation Fund (after subtracting the amounts described above) are then compared with the present value of the property offered to each of the classes of unsecured claims and interests under the Plan, to determine if the Plan is in the best interests of each Creditor.

     The Debtor has concluded that liquidation of the Debtor will result in no distribution to the Debtor's general unsecured creditors and no distribution to equity security holders. A liquidation analysis of the Debtor is attached hereto as Exhibit "5".

     The Debtor and the Committee believe that the Plan provides the greatest and earliest possible recovery to the Debtor's creditors. The Debtor and the Committee therefore believe that acceptance of the Plan is in the best interests of all of the Debtor's creditors and recommend that you vote to accept the Plan.

                                X.
                       FINANCIAL STATEMENT
                       -------------------
A.  Pro-Forma Post-Confirmation Statements.
    ---------------------------------------
     The Bankruptcy Code requires the Bankruptcy Court to find as a condition of confirmation that confirmation is not likely to be followed by the liquidation of the Debtor or the need for further financial reorganization. Annexed hereto as Exhibit "6" is a two
(2) year (1998-1999) pro-forma cash flow statement; profit and loss statement; and year end balance sheet for each of the two (2) years.

     The Forecasted Statement of Operations projects the Debtor's operations for the next two (2) years. The forecasted balance sheet projects the financial position at the end of each of the respective years. The forecasted Cash Flow Schedule provides a projection of cash which will become available through the Debtor's operations. Subject to the discussions set forth herein and therein, these documents indicate that confirmation of the Plan is not likely to be followed by the liquidation of the Debtor or the need for further financial reorganization following the consummation of the Plan. Thus, the Debtor believes that the Plan complies with the financial feasibility standard required for confirmation.

B.  Post-Petition Operations.
    ------------------------
     Annexed hereto as Exhibit "7" is a summary of the Debtor's post-petition operations from May 8, 1996 through January 31, 1997 on an accrual basis.

                              XI.
                  ACCEPTANCE AND CONFIRMATION
                  ---------------------------
     In order to confirm the Plan, the Code requires that the Bankruptcy Court make a series of determinations concerning the Plan, including: (i) that the Plan has classified Creditors and Equity Interests in a permissible manner; (ii) that the contents of the Plan comply with the technical requirements of the Code (see discussion herein below); (iii) that the Plan has been proposed in good faith; and (iv) that the disclosures concerning the Plan are adequate and include information concerning all payments made or promised in connection with the Plan and the Chapter 11 proceeding. The Debtor believes that all these conditions have been or will have been met.

     The Code also requires, as a condition precedent to confirmation, that the Plan be accepted by the requisite votes of each Class of Creditors and Equity Holders as a separate class and hence the Bankruptcy Court must find, in order to confirm the Plan, that the Plan has been duly accepted. In addition, as stated in greater detail above, the Bankruptcy Court must find that the Plan is feasible and is in the "best interests" of all Creditors and the Equity Holders. Thus, even if the Creditors and the Equity Holders of the Debtor accept the Plan by the requisite votes, the Bankruptcy Court must make independent findings respecting the Plan's feasibility and whether it is in the best interests of the Debtor, Creditors and Equity Holders before it can confirm the Plan.

A.  Acceptance.
    ----------
     Acceptance of the Plan requires that each impaired class of claims or interest accepts the Plan. A Class of claims and interests that are not impaired under the Plan are deemed to have accepted the Plan. Acceptances of the Plan are being solicited only from those persons who hold claims of an impaired class.

     The Code defines acceptance of a Plan (i) by a Class of Claims as acceptance by the holders of two-thirds in dollar amount and a majority in number of claims of that class; and (ii) by a Class of Equity Interests as acceptance by the holders of two-thirds in
amount of the allowed interests of that Class.   For purposes of
ascertaining the above, only the holders of claims or interests who actually vote to accept or reject the Plan, are counted. Put another way, the Claims of Creditors and Equity Interests who fail to vote on the Plan are not counted in the determination of whether the Plan has been accepted or rejected.

B.  Non-Acceptance "Cramdown".
    -------------------------
     The Code contains provisions for confirmation of the Plan even if the Plan is not accepted by all Impaired Classes, as long as at least one impaired Class of Claims has accepted the Plan. These "cramdown" provisions for confirmation of a Plan, despite the non-acceptance of one or more impaired classes of claims or interests are set forth in Section 1129(b) of the Code.

     A Plan may be confirmed under the cramdown provisions if, in addition to satisfying the other requirements contained in Section 1129(a) of the Bankruptcy Code, it (i) "does not discriminate unfairly" and (ii) is "fair and equitable" with respect to each class of claims or interest that is impaired by, but has not accepted, the Plan. As used by the Bankruptcy Code, the phrase "discriminate unfairly" and "fair and equitable" have narrow and specific meanings unique to Bankruptcy Law.

     The requirement that a Plan not "discriminate unfairly" means that a dissenting class must be treated equal with respect to other classes of the same rank. The "fair and equitable" standard also known as the "absolute priority rule" requires that a dissenting class receives full compensation for its allowed claims or interest before any junior class receives or retains any property. Under the Debtor's Plan, there are only two classes that are impaired and entitled to vote. Those classes are Class 5 general unsecured claims and Class 6 Interests comprised of the outstanding shares of Common Stock and Options of the Debtor. As a result of the "absolute priority rule" the Debtor would not be able to cram-down on Class 5 claims since Class 5 is not receiving full compensation for their Allowed Claims and the junior Class 6 Interest are retaining property under the Plan. Therefore, if Class 5 Claims do not accept the Debtor's Plan of Reorganization, it cannot be confirmed.

     The Plan may, however, be confirmed notwithstanding rejection by Class 6 Interests under the cram-down provision of the Bankruptcy Code since the Plan provides that each holder of an interest in Class 6 will receive or retain on account of such interest, property of a value, as of the Effective Date of the Plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled, or the value of such interest.

     If Class 6 Interests reject this Plan, the Debtor intends to move for Confirmation of the Plan under the cram-down provisions set forth above. If Class 5 claims reject the Debtor's Plan, the Plan will not be confirmed and the alternatives to Confirmation as discussed in paragraph C below will apply.

C.  Alternatives to the Plan.
    -------------------------
     Notwithstanding the fact that Class 6 Equity Interest will be retaining their equity in the Debtor, the Debtor believes that the Plan provides Creditors with the earliest and greatest possible value that can be realized on their Claims. The principal alternative to confirmation of the Plan is liquidation of the Company under Chapter 7 of the Code.

     If the Plan is not accepted, other parties in interest may have an opportunity to file a plan. As previously discussed, a Plan could be confirmed even though not accepted by Class 6 so long as it meets the Bankruptcy Code's "cramdown" criteria. The Debtor believes that this alternative would only result in costly and time consuming litigation detrimental to all Classes of Creditors.

     The Debtor believes, based upon the liquidation analysis annexed hereto and marked as Exhibit "5", that a liquidation of the Debtor would be disastrous and would provide the holders of Class
5 Allowed Claims with no distribution. Class 6 equity interest would be completely cancelled and receive nothing on liquidation.

     Finally, the confirmation of the Plan is preferable to the alternatives described above because the Plan maximizes the amounts available for distribution to all Classes of Creditors based upon the Debtor continuing in business.

     In Article III of the Disclosure Statement, the Debtor states that upon Confirmation it will be able to obtain monies from various investors to partially fund its operations post-confirmation. One of the major reasons for this is that the Debtor's net worth, subsequent to Confirmation of the Plan is substantially greater than the liquidation value available to creditors if the Plan is not accepted. This is due to several factors. The first factor is that the value of the Company post-confirmation is computed on a going concern basis according to generally accepted accounting principals as opposed to liquidation values. Another factor as to why the post-confirmation net worth of the Debtor is substantially greater than the liquidation value is due to the fact that the post-confirmation net worth assumes the infusion of new equity from investors. These investors would not be willing to invest funds in the Debtor unless this Plan of Reorganization is accepted. A third and perhaps the most important factor as to why the post-confirmation net worth is greater than the liquidation value of the debt is based upon the fact that under the Debtor's Plan, all of its debt is being exchanged for common stock. This will have the result of effectively eliminating all of the debt on the Debtor's post-confirmation balance sheet thereby increasing the Debtor's post-confirmation net worth.

     The Debtor therefore believes that the only realistic alternative to acceptance of this Plan by Class 5 is a liquidation under Chapter 7 of the Code. It is the opinion of the Debtor that upon liquidation, general unsecured creditors will receive no distribution whatsoever and upon confirmation of this Debtor's Plan, the Class 5 creditor shall receive one hundred (100%) percent distribution in the form of common stock (assuming the value of the common stock per share as of the Confirmation Date is $.40 or greater), which clearly is in the best interest of creditors.

                              XII.
                FEDERAL INCOME TAX CONSEQUENCES
                -------------------------------
     This section is intended only to highlight certain Federal
Income Tax aspects of the Plan involving the Debtor and does not purport to be an analysis of or advice regarding tax matters relevant to a decision to accept the Plan.

     IN VIEW OF THE COMPLEXITIES OF THIS TRANSACTION AND THE FACT THAT NEITHER RULINGS FROM THE INTERNAL REVENUE SERVICE NOR OPINIONS OF COUNSEL HAVE BEEN REQUESTED OR OBTAINED WITH RESPECT TO ANY OF THE TAX ASPECTS OF THE PLAN, THERE CAN BE NO ASSURANCES THAT THE TAX CONSEQUENCES SET FORTH HEREIN WILL RESULT.

A.  Possible Tax Effect On Debtor.
    ------------------------------
     1. Non Recognition of Gain or Loss. The Debtor expects that the Plan will not result in any recognition of Federal income tax due to any income, gain or loss that may be realized by it under the Plan upon the exchange of common stock for the claims of Unsecured Creditors.

B. Possible Tax Effects On The Creditors Of The Debtor.
   ----------------------------------------------------
     Since the tax consequences for each Creditor will depend to a considerable extent upon its particular situation, the Debtor suggests that each creditor review the entire Plan and this Disclosure Statement to best determine the effect of the Plan on it.

                             XIII.
                   MANAGEMENT OF THE COMPANY
                   -------------------------
     The following individuals will be the principal officers and/or directors of the Company subsequent to Confirmation of the
Plan:

                                                        Annualized Salary

                                                                      Current
                                                                       and
                                                                      Post-
Name                              Position(s) with    At             Confir-
                          Age       the Company     Filing            mation
                          ---       -----------     ------            ------


Gerard A. Dupuis         58      Chairman of the     $96,000         $96,000
                                  Board; Chief
                                   Executive
                                  Officer and
                                   Director

William T. Sherman, Ph.D 54       Vice President
                                  Science Elect


William H. Chisholm      79       Vice Chairman;
                                    Director

Frank E. Berglas         55        Director

George E. Ehrlich, M.D.  67        Director

                                 XIV.
                          VOTING INSTRUCTIONS
                          -------------------
     Creditors and Equity Holders should complete and sign the enclosed appropriate ballot and return it to Todtman, Young, Nachamie, Hendler & Spizz, P.C., 425 Park Avenue, New York, New York 10022, Attorneys for the Debtor, Attention: Arthur Goldstein, Esq.

     A ballot is enclosed with each copy of this Disclosure Statement being sent to all holders of Impaired Claims that filed proof of claims or were scheduled by the Debtor. Ballots must be received on or before 5:00 p.m. Eastern Standard Time on April 21, 1997.

     If a ballot is damaged or lost, or if you have any questions concerning any voting procedures, you may contact Todtman, Young, Nachamie, Hendler & Spizz, P.C., attorneys for the Debtor, 425 Park Avenue, New York, New York 10022, (212) 754-9400, Attention: Arthur Goldstein, Esq.

                              CONCLUSION
                              ----------
     The Debtor submits that the Plan complies in all respects with Chapter 11 of the Code and recommends that holders of Claims and Equity Interests who are entitled to vote on the Plan vote to accept the Plan.

Dated:    New York, New York
          March 12, 1997

                                   LESCARDEN, INC.


                                   By:___________________________
                                      Gerard A. Dupuis, President

TODTMAN, YOUNG, NACHAMIE,
 HENDLER & SPIZZ, P.C.
Attorneys for Lescarden, Inc.,
Debtor and Debtor-in-Possession


By:
    Arthur Goldstein (AG/8735)
    A Member of the Firm
425 Park Avenue
New York, New York 10022
(212) 754-9400

TODTMAN, YOUNG, NACHAMIE,
 HENDLER & SPIZZ, P.C.
Attorneys for Lescarden, Inc.,
Debtor and Debtor-in-Possession
425 Park Avenue
New York, New York 10022
(212) 754-9400
Arthur Goldstein (AG-8735)

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
- - - - - - - - - - - - - - - - X

In re:
                                     Chapter 11
LESCARDEN, INC.,
                                     Case No. 96 B 42485 (JLG)
                    Debtor.

- - - - - - - - - - - - - - - - X


                      PLAN OF REORGANIZATION
                      ----------------------

           LESCARDEN, INC., as debtor and debtor-in-possession (the "Debtor"), for its Plan of Reorganization (the "Plan"), submitted pursuant to Section 1121 of Title 11 of the United States Code (the "Bankruptcy Code"), sets forth as follows:

                            ARTICLE I
                           DEFINITIONS
                           -----------
           For the purposes of this Plan and to the extent not otherwise provided herein, the following terms shall have the meanings hereinafter set forth. Unless otherwise indicated, the singular shall include the plural and capitalized terms shall at all times refer to the terms defined in this Article. A term used but not defined in this Plan that is used in the Bankruptcy Code shall have the meaning assigned to it in the Bankruptcy Code.

           Section 1.1. Administrative Expense Claim shall mean any Claim for any cost or expense of administration of the Chapter 11 Case allowed under Sections 502(f) or 503(b) of the Bankruptcy Code, including, without limitation, any actual and necessary expenses of operating the business of the Debtor, all compensation and reimbursement of expenses of professionals allowed by the Bankruptcy Court under Sections 330 and 331 of the Bankruptcy Code, the unpaid quarterly fees due the Office of the United States Trustee

, and any other Claims entitled to priority under Section 507(a) of the Bankruptcy Code.

           Section 1.2. Allowed Administrative Expense Claim shall mean an Administrative Expense Claim which is or has become an Allowed Claim.

           Section 1.3. Allowed Claim shall mean a Claim against the Debtor (including Equity Interest) which is not a Disputed Claim and (a) proof of which was filed with the Bankruptcy Court on or before the Bar Date or (b) which was scheduled by the Debtor in accordance with Rule 1007 of the Rules of Bankruptcy Procedure and not listed as disputed. Unless otherwise specified, Allowed Claims shall not include interest on the amount of any Claim.

           Section 1.4. Allowed Priority Claim shall mean that portion of an Allowed Claim for which the holder asserts and is determined to be entitled to priority under Section 507(a)(3) through (a)(6) of the Bankruptcy Code.

           Section 1.5. Allowed Secured Claim shall mean that portion of an Allowed Claim which is a Secured Claim. That portion of such Allowed Claim exceeding the value of security held therefor shall be an Allowed Unsecured Claim.

           Section 1.6. Allowed Unsecured Claim shall mean an
Unsecured Claim which is or has become an Allowed Claim.

           Section 1.7. Bankruptcy Code shall mean the United
States Bankruptcy Code, being title 11 of the United States Code as enacted in the Bankruptcy Reform Act of 1978 as thereafter amended.

           Section 1.8. Bankruptcy Court shall mean the United
States Bankruptcy Court for the Southern District of New York or such other Court as may hereafter be granted jurisdiction over the Chapter 11 Case.

           Section 1.9. Bar Date shall mean August 16, 1996, which was the deadline to file proofs of claim in the Chapter 11
Case as provided by order of the Bankruptcy Court.

           Section 1.10. Business Day shall mean any day other than a Saturday, Sunday, or day which shall be a legal holiday or a day on which banking institutions are authorized or required by law to close.

           Section 1.11. Cash shall mean Cash and Cash equivalents, certificates of deposit, and other forms of investment as set forth in Section 345 of the Bankruptcy Code.

           Section 1.12. Chapter 11 Case shall mean the bankruptcy case entitled "Lescarden, Inc.", Case No. 96 B 42485
(JLG), Chapter 11, now pending in the Bankruptcy Court.

           Section 1.13. Claim shall have the meaning set forth at Section 101(5) of the Bankruptcy Code.

           Section 1.14. Claimant shall mean a Person holding a Claim against the Debtor.

           Section 1.15. Class shall mean a group of Claims or Equity Interests consisting of claims or interests which are substantially similar to each other as classified pursuant to the Plan.

           Section 1.16. Committee shall mean the Official
Committee of Unsecured Creditors in the Chapter 11 Case.

           Section 1.17. Common Stock shall mean all authorized, issued and outstanding shares of common stock of Lescarden, Inc.

           Section 1.18. Confirmation shall mean entry of an order of the Bankruptcy Court confirming this Plan in accordance with the provisions of the Bankruptcy Code.

           Section 1.19. Confirmation Date shall mean the date upon which the Confirmation Order is entered in the Bankruptcy
Court.

           Section 1.20. Confirmation Order shall mean the order of the Bankruptcy Court confirming this Plan pursuant to Section
1129 of the Bankruptcy Code.

           Section 1.21. Consummation Date shall mean the thirtieth (30th) day following the Confirmation Date provided that no order staying consummation of the Plan has been entered prior thereto.

           Section 1.22. Creditor shall mean any entity holding an Allowed Unsecured, Secured, Priority or Administrative Claim against Lescarden, Inc.

           Section 1.23. Creditors' Committee shall mean the Official Committee of Unsecured Creditors appointed in the Bankruptcy Case by the United States Trustee for the Southern District of New York and the membership of such committee is, from time to time, constituted.

           Section 1.24. Debtor shall mean Lescarden, Inc.

           Section 1.25. Disallowed Claim shall mean any Claim or portion thereof which has been disallowed by a Final Order.

           Section 1.26. Disbursing Agent. The Debtor shall act as its own disbursing agent.

           Section 1.27. Disputed Claim shall mean any Claim (i) scheduled by the Debtor as disputed, contingent, undetermined, unliquidated or unknown or (ii) as to which an objection to the allowance thereof has been interposed and which objection has not been determined by a Final Order.

           Section 1.28. Effective Date shall mean the
Consummation Date.

           Section 1.29. Equity Interest shall mean interests comprised of holdings of the Debtor's Common Stock and Options as at the Petition Date.

           Section 1.30. Executory Contracts shall mean all contracts or unexpired leases to which Debtor is a party and which are executory within the meaning of Section 365 of the Bankruptcy Code.

           Section 1.31. Final Order shall mean an order of the Bankruptcy Court which, not having been reversed, modified, amended, or stayed and the time for seeking review of which by way of appeal or other review having expired, and as to which no appeal or other review is pending, has become conclusive of all matters adjudicated thereby and is in full force and effect.

           Section 1.32. Governmental Unit shall have the meaning set forth at Section 101(27) of the Bankruptcy Code.

           Section 1.33. Insider shall have the meaning set forth at Section 101(31) of the Bankruptcy Code.

           Section 1.34. Lien shall mean any charge against, or interest in, property to secure payment of a debt or performance of an obligation and includes, without limitation, any judicial lien, security interest, mortgage, deed of trust or statutory lien.

           Section 1.35. Local Bankruptcy Rules shall mean Local
Bankruptcy Rules, as amended, promulgated by the Southern
District of New York.

           Section 1.36. Options shall mean all issued and outstanding options, warrants and other rights, if any, to acquire Common Stock which have not yet expired as at the Petition Date.

           Section 1.37. Person shall have the meaning ascribed to such term in Section 101(41) of the Bankruptcy Code.

           Section 1.38. Petition Date shall mean May 7, 1996.

           Section 1.39. Plan shall mean this Plan of Reorganization, including any modifications, attachments, exhibits, amendments or corrections hereto.

           Section 1.40. Priority Claim shall mean any Claim other than an Administrative Expense Claim or a Tax Claim to the extent such Claim is entitled to priority pursuant to Section
507(a) of the Bankruptcy Code.

           Section 1.41. Professionals shall mean all attorneys, accountants, consultants or other Professionals retained under an order of the Court on behalf of the Debtor or the Committee.

           Section 1.42. Proponent shall mean the Debtor.

           Section 1.43. Reorganized Debtor shall mean the
Debtor, or any successor thereto by merger, consolidation or otherwise, from and after the Effective Date.

           Section 1.44. Schedules shall mean the Debtor's
Schedules of Assets and Liabilities.

           Section 1.45. Secured Claim shall mean that portion of a Claim arising on or before May 7, 1996, either (a) secured by a valid Lien on the property of the Debtor, or (b) for which the holder asserts a setoff under Section 553 of the Bankruptcy Code. A Secured Claim is only secured to the extent of the value (which is either agreed to by the Debtor pursuant to this Plan, or in the absence of an agreement, has been determined in accordance with Section 506(a) or 1111(b) of the Bankruptcy Code) of the interest of the holder in the Debtor's property. To the extent that the amount claimed by the holder of a Secured Claim exceeds the value of such property, the holder of such Secured Claim has an Unsecured Claim equal to the amount of the excess.

           Section 1.46. Tax Claim shall mean any Allowed
Unsecured Claims of Governmental Units entitled to a priority in distribution under Section 507(a)(7) of the Bankruptcy Code.

           Section 1.47. Unsecured Claim shall mean any Claim against the Debtor other than an Administrative Expense Claim, Priority Claim or Secured Claim.

                            ARTICLE II
              CLASSIFICATION OF CLAIMS AND INTERESTS
              --------------------------------------
           Section 2.1. Claims and Equity Interest of the Debtor are classified as follows:

           (a)      Class 1:  All Allowed Administrative Expense
                    Claims.

           (b)      Class 2:  All Allowed Priority Claims.

           (c)      Class 3:  All Allowed Tax Claims.

           (d)      Class 4:  All Allowed Secured Claims.

           (e)      Class 5:  All Allowed Unsecured Claims.

           (f)      Class 6:  All Equity Interests.

           Section 2.2. Any holder of a Claim or Equity Interest in Classes 1 through 6 who fails to object, in writing, to the classification provided in this Plan, filed with the Bankruptcy Court and served upon the Debtor's counsel at least forty-eight
(48) hours prior to the hearing on Confirmation of the Plan, shall be deemed to have accepted such classifications and to be bound thereby. Any ballot which is executed by the holder of an Allowed Claim but which does not indicate acceptance or rejection of the Plan, shall be deemed to be an acceptance of the Plan.

                           ARTICLE III
       CLAIMS AND EQUITY INTERESTS IMPAIRED UNDER THIS PLAN
       ----------------------------------------------------
           Section 3.1. Holders of Claims in Class 1, Class 2, Class 3 and Class 4 are not impaired under this Plan, and therefore are not entitled to vote to accept or reject the Plan. Holders of claims in Class 5 and Class 6 are impaired under this Plan, and therefore are entitled to vote to accept or reject the Plan.

                            ARTICLE IV
        TREATMENT OF CLASSES NOT IMPAIRED UNDER THE PLAN
        ------------------------------------------------
           Section 4.1. Class 1 - Administrative Expense Claims. All Claims for Administrative Expenses (including, without limitation, attorneys, accounting, printing, and U.S. Trustee's fees, if any), and claims entitled to priority in accordance with
Section 507(a) of the Bankruptcy Code as scheduled or filed and allowed, except Tax Claims, shall be paid in full, in Cash, upon the Effective Date, upon entry of an order by the Bankruptcy Court allowing such Claim, whichever shall be later, or as soon as practical thereafter or in accordance with such terms as may be agreed upon by the Debtor and each holder of an Administrative Expense Claim. All trade and service debts and obligations incurred in the normal course of business by the Debtor during a reorganization case shall be paid when due in the ordinary course of business or in accordance with such terms as may be agreed upon by the Debtor and each holder of an Allowed Administrative Claim.

           Section 4.2. Class 2 - Priority Claims. Each holder of an Allowed Priority Claim shall be paid (i) the full amount of such Allowed Claim, without interest, in Cash, on or as soon as practical after the Effective Date; or (ii) upon such other less favorable terms as may be agreed to by the holder of such Allowed Claim.

           Section 4.3. Class 3 - Tax Claims. Holders of outstanding Allowed Class 3 Claims shall be paid, in full, in Cash, on or as soon as practical after the later of (1) the Effective Date; or (ii) the date of a Final Order allowing any such Claim in Class 3, of a value, as of the Effective Date, equal to the amount of such Claim.

           Section 4.4. Class 4 - Secured Claims. The Debtor shall pay the holders of Allowed Secured Claims in Class 5 in accordance with the terms of the agreements securing their Claim without acceleration and pursuant to the provisions thereof, as existing before the commencement of the Debtor's Chapter 11 Case or as may be agreed upon in writing by and between the holder of such claim and the Debtor, and defaults, if any, existing thereunder as at the Confirmation Date, shall be cured by the Consummation Date..

                            ARTICLE V
           TREATMENT OF CLASSES IMPAIRED UNDER THE PLAN
           --------------------------------------------
           Section 5.1. Class 5 - Unsecured Claims. Holders of outstanding Allowed Class 5 Claims shall receive, on the Confirmation Date, in full settlement, release and discharge of his or its respective Allowed Claim against the Debtor, Common Stock of the Company in an amount equal to the Allowed Claim divided by the value of the Common Stock as set forth below. For purposes of determining the number of shares of Common Stock to be issued to the holders of Allowed Class 5 Claims, the value of the Common Stock to be issued shall be the greater of: (i) $.40 per share; or
(ii) the average between the highest and lowest quoted bid and asked prices of the Common Stock in the over-the-counter market, as reported by the National Quotation Market for the ten (10) business days concluding ten (10) days prior to the Confirmation Date. With respect to the shares of Common Stock to be issued to the holders of Allowed Class 5 Claims, thirty (30%) percent of such shares shall be freely tradeable immediately upon issuance and seventy (70%) percent of which shall be restricted and not tradeable or assignable except by operation of law for a period of two (2) years, after which such shares shall be freely tradeable without restriction.

           Section 5.2. Class 6 - Equity Interests. Claimants in this Class are impaired. The Plan provides for distribution to the holders of Class 5 Claims, Common Stock upon the Distribution Date. In addition, in order to fund the Debtor's Plan, the Debtor will be required to secure funds from third parties and related investors. These investors shall also be entitled to convert their investment to equity based upon the same ratio provided to the unsecured creditors as set forth in Section 5.1 above. The issuance of Common Stock to the holders of Class 5 Claims and investors will have the effect of diluting the percent of ownership of the Debtor's Common Stock of Claimants in this Class that existed as of the date of the filing of the Petition. As an example, the holders of the issued and outstanding shares of Common Stock of Lescarden, Inc. as of the time of the filing of the Petition represented one hundred (100%) percent of the issued and outstanding stock. Once the additional shares have been issued to the holders of Class 5 Claims, and assuming a valuation of $.40 per share, the Debtor estimates that the claims in this Class (excluding issuance of Common Stock to investors) will hold approximately $5,402,328, thirty-one (31%) percent of the issued and outstanding stock of the Debtor post-confirmation.

                            ARTICLE VI
                  MEANS FOR CONFIRMATION OF PLAN
                  ------------------------------
           Section 6.1. Source of Payments. The Plan shall be effectuated by the Debtor primarily through three (3) sources of funding. The first source shall be from the income of operations of the Debtor generated during the course of the Chapter 11 Case. In addition, the Debtor will be receiving funding from third-party and related investors. Any other funds required will come from the exercise of outstanding warrants to purchase common stock.

           Section 6.2. Objections to Claims; Prosecution of Claims. The Debtor shall object to the allowance of Claims filed with the Bankruptcy Court with respect to which the Debtor shall dispute liabilities in whole or in part. All objections shall be litigated to Final Order provided, however, that the Reorganized Debtor, as the case may be, may compromise and settle any objections to Claims subject to the approval of the Bankruptcy Court. Unless ordered by the Bankruptcy Court, the Debtor shall serve and file all objections to claims as soon as practical, but in no event later than thirty (30) days after the Confirmation Date as approved by the Bankruptcy Court.

           Section 6.3. Payment on Contested Claims. Payment on disputed Claims which subsequently become Allowed shall be made in accordance with the provisions of the Plan with respect to the Class of Creditors to which the respective holder of the then Allowed Claim belongs.

           Section 6.4. Unclaimed Property. If any distribution of Common Stock remains unclaimed for a period of six (6) months after it has been delivered in accordance with the Plan to the holder entitled thereof, such unclaimed Common Stock shall be forfeited by such holder, whereupon all right, title and interest in and to such unclaimed property shall immediately and irrevocably vest in the Reorganized Debtor.

           Section 6.5. No Fractional Shares. Any other provision of the Plan to the contrary notwithstanding, no fractional amount of a share of Common Stock shall be issued or distributed. Fractional shares will be rounded to the next greater or next lower whole number of shares as follows: (a) fractions of 0.5 or greater shall be rounded to the next greater whole number; and (b) fractions of less than 0.5 shall be rounded to the next lesser whole number.

                           ARTICLE VII
                       EXECUTORY CONTRACTS
                       -------------------
           Section 7.1. Upon the Confirmation Date, Debtor shall be deemed to have assumed all Executory Contracts unless subject to a pending application to reject same made by the Debtor prior to the Confirmation Date or unless specifically rejected pursuant to an order of the Bankruptcy Court or operation of law prior to the Confirmation Date. All Claims arising from the rejection of Executory Contracts by virtue of this Plan must be filed within thirty (30) days after the Confirmation Date unless an earlier date has been set by order of the Bankruptcy Court, in which event the Claim arising from such rejection of contracts or leases must be filed by the date set forth in the order; otherwise the holders of such Claims shall not be entitled to any distribution pursuant to this Plan. The Debtor shall have thirty (30) days after the filing of such a Claim to object to such Claim, otherwise, if timely filed, it shall become an Allowed Claim.

                           ARTICLE VIII
                        WAIVER AND RELEASE
                        ------------------
           Section 8.1. After investigation, the Debtor does not believe that there are any causes of action pursuant to Section 547 of the Code. Effective upon the Confirmation Date, the Debtor waives, releases and relinquishes any and all of its claims and rights, if any, relating to any transfers of the Debtor's property to or for the benefit of any creditor which could be avoided, recovered or subordinated pursuant to the provisions of Section 547 of the Code except for any such Claims filed prior to the Confirmation Date.

           Section 8.2. Waiver of Claims. Except as otherwise provided in the Plan, on and after the Effective Date, for good and valuable consideration including, without limitation, the benefits of the Plan, the promises and obligations of the proponents and the Reorganized Debtor under this Plan and to facilitate the expeditious and effective reorganization of the Debtor, all persons who have held, hold or may hold claims against the Debtor shall be deemed by virtue of their receipt of distribution under the Plan to have forever covenanted with the Debtor and with each of their present and former respective officers, directors, agents, employees, representatives, financial advisors, accountants and attorneys and the Reorganized Debtor not to sue, assert any claim against or otherwise seek any recovery from, the Debtor or any of their respective present and former officers, directors, agents, employees, representatives, financial advisors, attorneys for accountants or the Reorganized Debtor, whether for tort, fraud, contract, violations of the Federal or State Security Laws, or otherwise, based upon any act or occurrence or failure to act taken in good faith before the Effective Date arising out of the business or affairs of the Debtor or any subsidiaries thereof.

                            ARTICLE IX
                        GENERAL PROVISIONS
                        ------------------
           Section 9.1. Distribution of Common Stock to be made by Debtor pursuant to the Plan shall be made on the Consummation Date or as otherwise provided or herein or as may be ordered by the Bankruptcy Court.

           Section 9.2. The Debtor shall act as its own disbursing agent for the purpose of making any distribution required under the Plan.

           Section 9.3. The rights afforded in the Plan shall be in exchange for and in complete satisfaction, discharge and release of all existing Claims of any nature whatsoever against the Debtor or Debtor-in-Possession or any of its assets or property. Except or as otherwise provided for herein, all existing Claims against the Debtor or Debtor-in-Possession shall be satisfied, discharged and released in full except as herein provided, and entities shall be precluded from asserting any claim against the Debtor, its assets or properties.

           Section 9.4.  The Board of Directors of the Debtor
immediately following the Consummation Date shall consist of those individuals referred to in the Disclosure Statement filed with the Plan.

           Section 9.5. On the Confirmation Date, the officers of the Debtor shall be those individuals referred to in the Disclosure Statement filed with the Plan.

                            ARTICLE X
        IDENTIFICATION OF CLASSES NOT IMPAIRED BY THE PLAN
        --------------------------------------------------
           Section 10.1.  Unimpaired Class.  Administrative
Expenses (Class 1); Priority Claims (Class 2); Tax Claims (Class
3); and Secured Claims (Class 4) are not impaired under the Plan.

           Section 10.2.  Impaired Classes.  Holders of Unsecured
Claims (Class 5); and Equity Interests (Class 6) are impaired by the Plan and are entitled to accept or reject this Plan unless otherwise ordered by the Bankruptcy Court.

           Section 10.3. Controversy Concerning Impairment. In the event of a controversy as to whether any creditors or holders of Equity Interests or class of creditors or class of holders of Equity Interests are impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.

                            ARTICLE XI
         DEBTOR'S REQUEST PURSUANT TO SECTION 1129(b)(1)
         -----------------------------------------------
           Section 11.1. Notwithstanding the provisions of Section 510(a) of the Bankruptcy Code, if all of the applicable requirements of subsection (a) of Section 1129 of the Bankruptcy Code, other than paragraph (8) thereof, are met with respect to the Plan, the Debtor hereby requests of the Bankruptcy Court that it confirm the Plan notwithstanding the requirement of said paragraph
(8) of Section 1129(a) of the Bankruptcy Code since the Plan does not discriminate unfairly and is fair and equitable with respect to each Class of Claims or Equity Interests that is impaired under, and has not accepted, the Plan.

                           ARTICLE XII
                             NOTICES
                             -------
           Section 12.1. Except as otherwise herein provided, all notices required to be made in or under the Plan shall be in writing and shall be mailed by registered or certified mail, return receipt requested:

           (a)      If to the Debtor:

                    Mr. Gerard A. Dupuis
                    Lescarden, Inc.
                    420 Lexington Avenue
                    Suite 2025-28
                    New York, New York 10170

           With a copy to:

                    Arthur Goldstein, Esq.
                    Todtman, Young, Nachamie,
                    Hendler & Spizz, P.C.
                    Attorneys for Lescarden, Inc.
                    425 Park Avenue
                    New York, New York 10022

           And a copy to:

                    Charles T. Maxwell
                    Chairman of the Official Committee of
                    Unsecured Creditors of Lescarden, Inc.
                    c/o Deutsche Morgan Grenfel/C.J. Lawrence, Inc. 31 West 52nd Street
                    New York, New York 10019

           (b) If to a Creditor, at the address set forth on the Debtor's Schedules or on such Creditor's Claim.

           Section 12.2.  Any person may change the address at
which he is to receive notices for purposes of this Plan by sending written notice pursuant to this provision to the Debtor.
Furthermore, notice shall be given to all of the above and their successors.

                           ARTICLE XIII
                    RETENTION OF JURISDICTION
                    -------------------------
           Section 13.1. From and after the Confirmation Date and until such time as all payments and distributions required to be made under this Plan have been made by the Debtor, the Bankruptcy Court shall retain jurisdiction over the Chapter 11 Case after the Confirmation Date for all purposes permitted under the Bankruptcy Code including the following, without limitation:

           (a) To hear and determine any dispute relating to this Plan or any property described in the Plan and to enforce its provisions.

           (b) To hear and determine all issues arising out of any motions, applications, adversary proceedings or contested or litigated matters in the Chapter 11 Case pending at the Confirmation Date or commenced thereafter.

           (c) To order recovery of any assets of the Debtor, whether title is presently held in the name of the Debtor or a third party.

           (d) To hear and determine motions to approve the sale of assets of the Debtor under Section 363 of the Bankruptcy Code and/or the rejection or affirmance of executory contracts under
                    Section 365 of the Bankruptcy Code.

           (e) To hear and determine all issues relating to any purchases, sales or contracts made or undertaken by the Debtor during the pendency of the Chapter 11 Case.

           (f) To hear and determine all Claims arising from the rejection of executory contracts or unexpired leases.

           (g) To hear and determine all objections to Claims filed by any party in interest, and all controversies concerning classification, allowance, valuation, liquidation, estimation, or satisfaction of Claims.

           (h) To make orders allowing amendment of the schedules filed in the Chapter 11 Case for any purpose including, without limitation, to perfect objections to Claims not previously listed as disputed, contingent or unliquidated.

           (i) To hear and determine all applications for compensation of professional and similar fees and reimbursement of expenses arising out of or relating to the case or any Claims.

           (j) To hear and determine any and all motions to abandon property of the Debtor's estate.

           (k)      To make such other orders or give such
                    directions as permitted by Section 1142 of the Bankruptcy Code.

           (l) To consider and order any modifications or amendments requested to this Plan.

           (m) To remedy any defect or omission or reconcile any inconsistency in this Plan or the order confirming the Plan in such manner as may be necessary or desirable to carry out the purposes and intent of the Plan.

           (n) To make all orders necessary or appropriate to carry out the provisions of the Plan.

           (o) To enforce all orders previously made by the Bankruptcy Court.

           (p) To determine such other matters as may be provided for in the Confirmation Order or as may be authorized under the Bankruptcy Code.

                           ARTICLE XIV
                   EFFECTS OF PLAN CONFIRMATION
                   ----------------------------
           Section 14.1. Discharge. Except as otherwise expressly provided in the Plan, upon the occurrence of the Effective Date, the Plan shall discharge the Debtor effective immediately from any claim and any "debt" as that term is defined in Section 101(12) of the Bankruptcy Code, and the Debtor's liability in respect thereof is extinguished completely, whether reduced to judgment or not, liquidated or unliquidated, contingent or non-contingent, asserted or unasserted, fixed or not, matured or unmatured, disputed or undisputed, legal or equitable, known or unknown that arose from any agreement of the Debtor entered into or obligation of the Debtor incurred before the Confirmation Date, or from any conduct of the Debtor prior to the Confirmation Date, or that otherwise arose before the Confirmation Date including, without limitation, all interest, if any, on any such debts, whether such interest accrued before or after the petition date, and including, without limitation, any liability of any kind specified in Sections 502(g), 502(h) and 502(i) of the Bankruptcy Code, whether or not a proof of claim is filed or deemed filed under Section 502 of the Bankruptcy Code, such claims allowed under Section 502 of the Bankruptcy Code or the holder of such claim has accepted the Plan.

           Section 14.2. Revesting. Except as otherwise expressly provided in the Plan, on the Confirmation Date, the Debtor will be vested with all the property of the estate (including, without limitation, any monies held in escrow or separate, segregated accounts during the pendency of the bankruptcy case) free and clear of all claims, liens, encumbrances, charges and other interest of creditors and equity security holders, and may operate its business free of any restriction imposed by the Bankruptcy Code or by the Court; provided however, that the Debtor shall continue as Debtor-in-Possession under the Bankruptcy Code until the Effective Date and thereafter the Debtor may operate its business free of any restrictions imposed by the Bankruptcy Code or the Court.

                            ARTICLE XV
                     MISCELLANEOUS PROVISIONS
                     ------------------------
           Section 15.1. Headings. Headings are utilized in this Plan for convenience of reference only, and shall not constitute a part of this Plan for any purpose.

           Section 15.2. Applicable Law. Except to the extent that the Bankruptcy Code or other federal law is applicable, the rights and obligations arising under this Plan are governed under New York Law.

           Section 15.3. Unenforceability of Particular Provisions. Should any provision in this Plan be determined to be unenforceable in whole or in part, such determination shall in no way limit or affect the enforceability and operative effect of the remainder of this Plan, including any of its provisions to the extent not determined to be unenforceable.

           Section 15.4. Exculpation. Neither the Debtor or the Committee nor any of their respective officers, directors, employees, agents, attorneys or accountants shall have or incur any liability to any Creditor, holder of an Equity Interest or other Person for any act or omission in connection with, or arising out of the negotiation, preparation, or formation of the Plan, the pursuit of Confirmation of the Plan, the consummation of the Plan or other administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and in all respects, such parties shall be entitled to rely upon the advice of counsel with respect to the duties and responsibilities under the Plan.

           Section 15.5. Revocation and Withdrawal Prior to Confirmation. The Debtor reserves the right to revoke and withdraw this Plan prior to the Confirmation Date. If the Debtor revokes or withdraws this Plan, or if the Confirmation Date or the Effective Date does not occur, then this Plan shall be deemed null and void, and in such event nothing contained herein shall be deemed to constitute a waiver or release of any claim by or against the Debtor or any other entity or to prejudice in any manner the rights of the Debtor or any entity in any further proceedings involving the Debtor.

           Section 15.6. Amendment and Modification. The Debtor may propose amendments to, or modification of, this Plan at any time at or before Conformation. After Confirmation of the Plan, the Proponent may, with the approval of the Bankruptcy Code and so long as it does not materially adversely affect the treatment of any claim or Equity Interest, amend the Plan to remedy any defect or omission or reconsider any inconsistencies in the Plan or in the order of Confirmation as necessary or desirable to carry out the purpose and effect of the Plan.

           Section 15.7. Successors and Assigns. The rights, duties and obligations of any Person named or referred to in this Plan shall be binding upon, and shall inure to the benefit of, the successors and assigns of such Person.

           Section 15.8.  Binding Effect of Plan.  Upon the
Confirmation Date, all of the provisions of the Plan shall be binding on the Debtor, on all Creditors, on all Equity Interest

Holders, and on all other entities who are affected (or whose interests are affected) in any manner by this Plan.

Dated:  New York, New York
        January 15, 1997


                                     LESCARDEN, INC.


                                     By:___________________________
                                        Gerard A. Dupuis, President


TODTMAN, YOUNG, NACHAMIE,
 HENDLER & SPIZZ, P.C.
Attorneys for Lescarden, Inc.,
Debtor and Debtor-in-Possession


By:____________________________
   Arthur Goldstein (AG-8735)
   A Member of the Firm
425 Park Avenue
New York, New York 10022
(212) 754-9400

<F1>
Capitalized terms in this Disclosure Statement are defined in the Plan attached as Exhibit "1".
<F2>
See Article VIII for detailed description.
<F3>
A registered trademark of Lescarden Inc.
<F4>
Annexed hereto as Exhibit "3" is a table setting forth, for the periods indicated, the high and low quotations for the Company's common stock as reported by the National Quotation Bureau.
<F5>
A trademark of Lescarden Inc.